Exhibit 99.1

MGC Diagnostics Corporation 350 Oak Grove Parkway Saint Paul, MN 55127 Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

MGC Diagnostics Corporation Reports

Fiscal 2016 Fourth Quarter and Year End Results

Fiscal year Competitive Account Wins increased 35% and Competitive Account
Revenues increased 79%; Total domestic revenues increased 14%

SAINT PAUL, MN – January 25, 2017 — MGC Diagnostics Corporation (NASDAQ: MGCD), a global medical technology company, today reported financial results for the fourth quarter and fiscal year ended October 31, 2016.

Fourth Quarter and Fiscal Year 2016 Overview:

●	Fourth quarter 2016 revenue increased by 9% to $11.5 million, compared to $10.6 million in the prior year period. Total fiscal 2016 revenue increased 7% to $40.0 million, compared to $37.5 million in fiscal 2015.

●	2016 fourth quarter consolidated, domestic equipment, supplies and accessories revenues increased 18% to $7.1 million, compared to $6.0 million in the 2015 fourth quarter. Fiscal 2016 consolidated, domestic equipment, supplies and accessories revenues increased 18% to $23.7 million, compared to $20.1 million in fiscal 2015.

●	During the quarter, competitive account conversions totaled 27 accounts, or $1.7 million in revenue, compared to 29 accounts, or $1.6 million in revenue, for the same quarter last year. Fiscal 2016 competitive account conversions totaled 89 accounts, or $5.6 million, compared to 66 accounts, or $3.1 million in revenue for fiscal 2015.

●	The Attachment Rate for domestic sales, which reflects the percentage of Extended Service Contracts that were sold during customer equipment purchases, was 37.8% for the 2016 fourth quarter, compared to 21.3% in the prior year quarter. The Attachment Rate for fiscal 2016 was 31.2% compared to 31.5% for fiscal 2015.

●	Current and long-term deferred revenue at the end of the fourth quarter increased 23% to $8.2 million, compared to $6.7 million at the end of last year’s fourth quarter.

●	Operating loss for the 2016 fourth quarter was $(3.4) million, compared to operating income of $883,000 in the prior year period. Fiscal 2016 operating loss was $(2.6) million, compared to operating income of $1.6 million for fiscal 2015.

●	Operating loss reflects non-cash charges of $4.6 million for the 2016 fourth quarter. Operating loss for fiscal 2016 also reflects a non-recurring charge of $650,000 that occurred during the second quarter ended April 30, 2016 to settle a legal dispute. These charges are discussed elsewhere in this release.

●	Net loss was $(4.1) million, or $(0.94) per diluted share, for the 2016 fourth quarter, compared to net income of $1.0 million, or $0.24 per diluted share, in the 2015 fourth quarter. Fiscal 2016 net loss was $(3.8) million, or $(0.88) per diluted share, compared to net income of $4.0 million, or $0.94 per diluted share in fiscal 2015.

Todd Austin, chief executive officer of MGC Diagnostics, said, “I am very pleased with the operating performance of the domestic side of our business for the fourth quarter and full fiscal year. Once again, our domestic sales team generated record setting, double-digit revenue growth from strong competitive conversions. Fourth quarter and fiscal 2016 domestic revenue from equipment sales grew 22.1% and 21.9%, compared to the same periods last year, resulting in record quarterly and fiscal year revenue. We also achieved key strategic initiatives during the year, including the retirement of our bank debt and the formation of our Scientific Advisory Committee.”

“The non-cash charges we incurred during the quarter come from an internal review of the current and expected future financial results of our underperforming assets, which resulted in us recognizing impairment of goodwill and certain intangible assets from the Medisoft acquisition and establishing reserves for our SleepVirtual and Resmon PRO FOT inventory. We acquired these assets in connection with past strategic initiatives to diversify our product portfolio and expand our international footprint. We have determined that our expected future cash flows from these assets will not support their historical carrying values. Despite these charges, we continue to implement strategies to realize the remaining potential of these assets, and we also continue to show a strong balance sheet with cash of $7.3 million and a working capital position of $11.7 million.”

Mr. Austin concluded, “As we reflect on fiscal 2016, it is clear that our domestic equipment business performed at a very high level. I want to thank our employees for achieving this result. As we preview fiscal 2017, we believe the domestic market will continue to be the driver of the business. The international side of our business was sluggish last year, but we see some momentum developing in the Europe, Middle East and Asia Pacific markets. We also see momentum developing in Medisoft’s direct markets of France and Belgium. Our primary objective each and every year is to profitably grow our core cardio-pulmonary diagnostics business to enhance shareholder value. We believe that we are on the right path to achieve this objective and we look forward to reporting our results for the quarters ahead.”

Additional Fourth Quarter and Fiscal 2016 Data:

●	Service revenue was $1.82 million in the fiscal 2016 fourth quarter compared to $1.82 million in the prior year period. Fiscal 2016 service revenue increased 2% to $7.0 million, compared to $6.8 million in fiscal 2015.

●	Supplies revenue increased 8% to $1.8 million for the quarter from $1.7 million in the prior year period. Fiscal 2016 supplies revenue increased 7% to $6.8 million, compared to $6.4 million in fiscal 2015.

●	Medical Graphics’ revenue increased 8% to $10.0 million for the quarter, compared to $9.2 million in the fiscal 2015 fourth quarter. Fiscal 2016 Medical Graphics revenue increased 7% to $34.4 million, compared to $32.0 million in fiscal 2015.

●	Medisoft’s revenue increased 14% to $1.55 million for the quarter from $1.37 million in the fiscal 2015 fourth quarter. Fiscal 2016 Medisoft revenue increased 4% to $5.7 million, compared to $5.4 million in fiscal 2015.

●	International equipment, supplies and accessories revenues decreased 6% to $2.6 million for the quarter, compared to $2.7 million for the fiscal 2015 fourth quarter. Fiscal 2016 international equipment, supplies and accessories revenues decreased 11% to $9.4 million, compared to $10.6 million in fiscal 2015.

●	Medical Graphics’ international revenue decreased 22% to $1.2 million for the quarter, compared to $1.6 million for last year’s fourth quarter. Fiscal 2016 Medical Graphics’ international revenue decreased 23% to $4.4 million, compared to $5.7 million in fiscal 2015.

●	Medisoft’s international revenue increased 17% to $1.3 million for the quarter, compared to last year’s fourth quarter of $1.1 million. Fiscal 2016 international revenues increased slightly to $5.0 million, from $4.9 million for fiscal 2015.

●	Gross margin of 44.7% in the fourth quarter includes gross margin of 45.1% and 41.9% for Medical Graphics and Medisoft, compared to gross margin of 52.4% for last year’s fourth quarter, which included gross margin of 53.8% and 42.6% for Medical Graphics and Medisoft, respectively. This decrease is primarily due to a $1.0 million increase in inventory reserves.

●	Gross margin for equipment, supplies and accessories was 39.7% for the quarter (39.3% for Medical Graphics and 41.9% for Medisoft), compared to 48.8% for the prior year’s quarter (50% for Medical Graphics and 42.6% for Medisoft). This decrease is primarily due to a $1.0 million increase in inventory reserves. Gross margin for services was 71.2% for the quarter, compared to 69.3% for the same period last year.

●	Sales backlog was $1.5 million ($1.2 million for Medical Graphics and $300,000 for Medisoft) at the end of the quarter, compared to $2.6 million at the end of the fiscal 2015 fourth quarter.

●	Operating expenses were $8.6 million in the fourth quarter, compared to $4.6 million in the prior year quarter. Fiscal 2016 operating expenses were $22.8 million, compared to $17.7 million in fiscal 2015. This increase is primarily due to a $3.3 million impairment charge for Medisoft goodwill, a $298,000 impairment charge for certain Medisoft intangible assets and a $650,000 charge related to a legal settlement with Neurovirtual USA, Inc.

●	Fourth quarter 2016 general and administrative expenses totaled $1.2 million, or 10.5% of revenue, compared to $1.4 million, or 13.4% of revenue in the comparable quarter last year.

●	Sales and marketing expenses were $3.0 million, or 26.3% of revenue, compared to $2.5 million, or 23.4% of revenue in the 2015 fourth quarter. This increase is primarily due to higher Medical Graphics sales and marketing expenses of $461,000 due to higher revenues and higher Medisoft sales and marketing expenses of $88,000.

●	Research and development expenses were $662,000, or 5.8% of revenue in the fiscal 2016 fourth quarter, compared to $693,000, or 6.6% of revenue in last year’s fourth quarter.

Medisoft Resolution

Since the Company acquired Medisoft on August 1, 2014, the Company has invested significant time and resources to stabilize the business and position it for future growth. At this point, the Company believes that Medisoft is stable and it has good prospects for future growth. The goodwill and intangible asset impairment the Company recognized in the fourth quarter resulted from its annual review of Medisoft’s future prospects for revenue, profitability and cash flow growth. The net present value of these future cash flows were used to determine the current fair value of Medisoft, which was below its book carrying value, and as a result, goodwill was fully impaired. This result is attributed to the lower profitability expectations in future years than what the Company previously felt was attainable.

The Company intends to maintain Medisoft as an operating subsidiary of MGC Diagnostics Corporation, and will continue to make improvements to several key functions, including manufacturing and distribution. The Company continues to believe that Medisoft solidifies the Company’s international presence because Medisoft offers products, features and prices that allow the Company to be more competitive in cost conscious markets, which will enable the Company to further grow Medisoft’s international business in the years to come.

Conference Call

The Company has scheduled a conference call for Wednesday, January 25, 2017 at 4:30 p.m. ET to discuss its financial results for the fourth quarter and fiscal year 2016, ended October 31, 2016.

Participants can dial (844) 861-5496 or (412) 317-6578 to access the conference call, or listen via a live Internet webcast on the Company’s website at www.mgcdiagnostics.com. A replay of the conference call will be available by dialing (877) 344-7529 or (412) 317-0088, confirmation code 10098043, through February 1, 2017. A webcast replay of the conference call will be accessible on the Company’s website at www.mgcdiagnostics.com for 90 days.

Discussion of Cash and Non-Cash Charges

Following is a discussion of the cash and non-cash charges the Company recorded for the three and twelve months ended October 31, 2016:

Cost of Revenues. For the three and twelve months ended October 31, 2016, cost of revenue includes a reserve we established to recognize the impairment of our SleepVirtual and Resmon PRO FOT (FOT) inventory. Both of these products were purchased by the Company from third-party manufacturers as a strategic initiative to diversify its product portfolio and to leverage its existing sales channels. On October 31, 2016, we had 65 units of SleepVirtual inventory and 194 units of FOT inventory with a carrying value of $532,500 and $1.2 million, respectively. The Company conducted a review of the sale prospects of each product for the next 12 to 24 months and determined that it was not likely it could sell all of this inventory during this time period. As a result of this review, the Company determined it was appropriate to establish a reserve of $354,000 and $670,000 for its SleepVirtual and FOT inventory, respectively.

Operating Expenses. During our second quarter ended April 30, 2016, the Company recorded a non-recurring charge of $650,000 to general and administrative expense to recognize a legal settlement the Company reached with Neurovirtual USA, Inc., the manufacturer of the SleepVirtual sleep diagnostic product.

For the three and twelve months ended October 31, 2016, the Company recorded non-cash amortization expense to recognize the complete impairment of Medisoft goodwill ($3.3 million) and an impairment of certain Medisoft intangible assets ($298,000). These impairment charges resulted from the Company’s annual review of Medisoft’s forecasted future financial performance. With respect to goodwill, Medisoft’s implied enterprise value, based upon expected future financial results, was below its historical carrying value, and as a result, goodwill was determined to be fully impaired. Regarding Medisoft intangible assets, the Company determined that the original value assigned to two patents and in-process research and development was deemed to be impaired because the respective assets were either abandoned or future revenue and cash flow streams could not be forecasted for these assets.

About MGC Diagnostics

MGC Diagnostics Corporation (NASDAQ: MGCD), is a global medical technology company dedicated to cardiorespiratory health solutions. The Company, through its Medical Graphics Corporation and Medisoft SA subsidiaries, develops, manufactures and markets non-invasive diagnostic systems. This portfolio of products provides solutions for disease detection, integrated care, and wellness across the spectrum of cardiorespiratory healthcare. The Company’s products are sold internationally through distributors and, in the United States, France and Belgium, primarily through a direct sales force targeting heart and lung specialists located in hospitals, university-based medical centers, medical clinics, physicians’ offices, pharmaceutical companies, medical device manufacturers, and clinical research organizations (CROs). For more information about MGC Diagnostics, visit www.mgcdiagnostics.com.

Cautionary Statement Regarding Forward Looking Statements

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, MGC Diagnostics Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans that include the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. These forward-looking statements are subject to a number of factors, risks and uncertainties, including those disclosed in our periodic filings with the SEC that could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements. For a list of these factors, see the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements,” in the Company’s Form 10-K for the year ended October 31, 2015, and any updates in subsequent filings on Form 10-Q or Form 8-K under the Securities Exchange Act of 1934.

Contacts

Company	Investors
Wesley W. Winnekins	Joe Dorame, Robert Blum, Joe Diaz
MGC Diagnostics Corporation	Lytham Partners, LLC
Chief Financial Officer	(602) 889-9700
(651) 484-4874	mgcd@lythampartners.com

(Financial Tables to Follow)

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets

October 31, 2016 and October 31, 2015

(In thousands, except share and per share data)

	October 31,	October 31,
	2016	2015
	(Unaudited)
Assets
Current Assets:
Cash	$7,265	$6,553
Accounts receivable, net of allowance for doubtful accounts of $92 and $117, respectively	8,286	7,416
Inventories, net of obsolescence reserve of $1,281 and $288, respectively	4,916	6,759
Prepaid expenses and other current assets	586	988
Total current assets	21,053	21,716
Property and equipment, net of accumulated depreciation of $4,754 and $4,431 respectively	2,632	2,894
Intangible assets, net	4,211	4,305
Goodwill	—	3,324
Deferred income taxes	2,643	3,342
Other non-current assets	139	7
Total Assets	$30,678	$35,588
Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$2,876	$2,617
Employee compensation	1,550	1,854
Deferred income	4,007	3,608
Current portion of long-term debt	—	785
Other current liabilities and accrued expenses	948	1,493
Total current liabilities	9,381	10,357
Long-term liabilities:
Long-term debt, less current portion	—	2,158
Long-term deferred income and other	4,374	3,146
Total Liabilities	13,755	15,661
Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.10 par value, authorized 25,000,000 shares, 4,378,811 and 4,324,379 shares issued and 4,337,314 and 4,274,386 shares outstanding in 2016 and 2015, respectively	434	427
Undesignated shares, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	24,859	24,118
Accumulated deficit	(8,129)	(4,355)
Accumulated other comprehensive loss	(241)	(263)
Total Shareholders’ Equity	16,923	19,927
Total Liabilities and Shareholders’ Equity	$30,678	$35,588

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Comprehensive (Loss) Income

(Unaudited in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2016	2015	2016	2015

Revenue
Equipment, supplies and accessories revenues	$9,684	$8,734	$33,063	$30,636
Service revenue	1,815	1,821	6,977	6,831
	11,499	10,555	40,040	37,467

Cost of revenues
Cost of equipment, supplies and accessories revenues	4,816	4,469	16,761	16,082
Loss on inventory valuation	1,024	—	1,024	—
Cost of service revenues	522	560	2,080	2,066
	6,362	5,029	19,865	18,148
Gross margin	5,137	5,526	20,175	19,319

Operating expenses:
Selling and marketing	3,023	2,474	10,514	8,831
General and administrative	1,213	1,412	5,737	5,722
Research and development	662	693	2,678	2,931
Amortization of intangibles	373	64	550	232
Impairment of goodwill	3,313	—	3,313	—
	8,584	4,643	22,792	17,716

Operating (loss) income	(3,447)	883	(2,617)	1,603
Interest expense, net	5	50	188	247
Foreign currency loss (gain)	160	(29)	46	929
(Loss) income before taxes	(3,612)	862	(2,851)	427
Provision for (benefit from) taxes	463	(150)	923	(3,549)
Net (loss) income	(4,075)	1,012	(3,774)	3,976
Other comprehensive (loss) income, net of tax
Effect of foreign currency translation adjustments	31	(27)	22	(149)
Comprehensive (loss) income	$(4,044)	$985	$(3,752)	$3,827
(Loss) income per share
Basic	$(0.94)	$0.24	$(0.88)	$0.94
Diluted	$(0.94)	$0.24	$(0.88)	$0.94
Weighted average common shares outstanding:
Basic	4,337	4,269	4,312	4,238
Diluted	4,337	4,285	4,312	4,247

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows

(Unaudited in thousands)

	Year ended October 31,
	2016	2015
Cash flows from operating activities:
Net (loss) income	$(3,774)	$3,976
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	439	439
Amortization	943	627
Loss on goodwill impairment	3,313	—
Stock-based compensation	679	496
Deferred income taxes (benefit)	699	(3,655)
Loss on inventory valuation	1,024	—
Loss on foreign currency	43	938
Decrease in allowance for doubtful accounts	(25)	(111)
Decrease in inventory obsolescence reserve	(31)	(159)
Loss on disposal of equipment	3	3
Changes in operating assets and liabilities:
Accounts receivable	(848)	(356)
Inventories	850	(1,133)
Prepaid expenses and other current assets	269	913
Accounts payable	244	(423)
Employee compensation	(302)	236
Deferred income	1,554	238
Other current liabilities and accrued expenses	(518)	129
Net cash provided by operating activities	4,562	2,158

Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(907)	(927)
Net assets of business acquired, net of cash received	—	447
Net cash used in investing activities	(907)	(480)

Cash flows from financing activities:
Payment of debt issuance costs	—	(5)
Payment of long-term borrowing	(3,000)	(800)
Proceeds from issuance of common stock under employee stock purchase	97	117
Proceeds from the exercise of stock options	—	57
Repurchase of common stock upon vesting of restricted stock awards	(28)	(48)
Net cash used in financing activities	(2,931)	(679)
Effect of exchange rate changes on cash	(12)	(121)
Net increase in cash	712	878
Cash at beginning of year	6,553	5,675
Cash at end of year	$7,265	$6,553

Cash paid for taxes	$205	$53
Cash paid for interest	99	161
Supplemental non-cash items:
Current and non-current liabilities issued for leasehold improvements	$51	—
Common stock issued for long-term liability	—	33

MGC Diagnostics Corporation and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

(Unaudited in thousands, except per share data)

In addition to financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company has provided the following adjusted non-GAAP financial measures in this release and the accompanying Consolidated Statements of Comprehensive (Loss) Income (see tables A-1 and A-2) and an itemized reconciliation between net loss and non-GAAP adjusted net loss (see table A-3):

●	adjusted operating expenses,

●	adjusted operating income (loss),

●	adjusted net income (loss), and

●	adjusted net income (loss) per share.

The Company has recently started to use these adjusted non-GAAP financial measures to facilitate period-to-period comparisons and analysis of its operating performance and believes they are useful to investors as a supplement to GAAP measures in analyzing, trending and benchmarking the performance and value of the Company’s business. However, these measures are not intended to be a substitute for those reported in accordance with GAAP. These measures may be different from adjusted non-GAAP financial measures used by other companies, even when similar terms are used to identify these measures. For a reconciliation of these measures, see the Consolidated Statements of Comprehensive (Loss) Income and an itemized reconciliation between net loss and non-GAAP adjusted net loss accompanying this release.

In order to calculate these non-GAAP financial measures, the Company makes adjustments to certain GAAP financial line items found on its Consolidated Statements of Comprehensive (Loss) Income, backing out non-recurring, infrequent or unusual items that the Company believes otherwise distort the underlying results and trends of the ongoing business. The Company has excluded the following items from one or more of our adjusted non-GAAP financial measures for the periods presented:

Revenue. The Company is no longer pursuing its strategic initiative in the sleep market. The Company does not intend to purchase additional SleepVirtual inventory, and expects to dispose of its existing inventory over the next couple of years. As a result, for the three and twelve months ended October 31, 2015, we excluded a portion of revenue attributed to sales of SleepVirtual inventory.

The Company has established a reserve for Resmon PRO FOT inventory in excess of near term requirements. For the three and twelve months ended October 31, 2016 and 2015, we excluded a portion of revenue attributed to sales of Resmon PRO FOT inventory.

Cost of Revenues. For the three and twelve months ended October 31, 2016, we excluded a portion of cost of revenues representing a reserve we established to recognize the impairment of our SleepVirtual. This product was purchased by the Company from a third-party manufacturer as a strategic initiative to diversify its product portfolio. On October 31, 2016, we had 65 units of SleepVirtual inventory with a carrying value of $532,500. The Company conducted a review of the sale prospects of this product for the next 12 to 24 months and determined that it was likely it could not sell all of this inventory during this time period. As a result of this review, the Company determined it was appropriate to establish a reserve of $354,000 for its SleepVirtual inventory.

Similarly, for the three and twelve months ended October 31, 2016 and 2015, we excluded a portion of cost of revenues representing a reserve we established to recognize the impairment of our Resmon PRO FOT inventory. This product was purchased by the Company from a third-party manufacturer as a strategic initiative to diversify its product portfolio and FDA approval was significantly delayed resulting in inventory being in excess of projected near term sales expectations. On October 31, 2016, we had 194 units of Resmon PRO FOT inventory with a carrying value of $1,160,000. The Company conducted a review of the sale prospects of this product for the next 12 to 24 months and determined that it was likely it could not sell all of this inventory during this time period. The future outcome of this strategic initiative will rely on multiple factors not yet determined. As a result of this review, the Company determined it was appropriate to establish a reserve of $670,000 for its Resmon PRO FOT inventory.

In addition, for the three and twelve months ended October 31, 2015, we excluded a portion of cost of revenues attributed to sales of SleepVirtual inventory. Likewise, for the three and twelve months ended October 31, 2016 and 2015, we excluded a portion of cost of revenues attributed to sales of Resmon PRO FOT inventory.

The Company believes that the adjustments to eliminate the effect of the SleepVirtual strategic initiative and the projected outcome of the Resmon PRO FOT strategic initiative represent an unusual item and it is unrelated to our core performance during the fiscal 2016 and 2015 periods presented.

Further, the Company intends to disclose in future periods, including non-GAAP disclosure if material, the effect that the fiscal 2016 inventory reserves for Sleep Virtual and Resmon PRO FOT have on operating results for those periods.

Operating Expenses. During our second quarter ended April 30, 2016, the Company recorded a non-recurring charge of $650,000 to recognize a settlement payment the Company incurred to close a legal dispute with Neurovirtual USA, Inc., the manufacturer of the SleepVirtual sleep diagnostic product. The Company believes it is appropriate to back out this legal settlement because it relates to a failed strategic initiative and the Company has not recognized any gain or loss associated with any other lawsuit for a number of years.

For the three and twelve months ended October 31, 2016, we excluded the complete impairment of Medisoft goodwill ($3.3 million) and a partial impairment of certain Medisoft intangible assets ($298,000). These impairment charges resulted from the Company’s annual review of Medisoft’s forecasted future financial performance. With respect to goodwill, Medisoft’s implied enterprise value, based upon expected future financial results, was significantly below its book carrying value, which implied that goodwill was fully impaired. Regarding Medisoft intangible assets, the Company determined that the original value assigned to two patents and in-process research and development was deemed to be impaired because the respective assets were either abandoned or future revenue and cash flow streams could not be forecasted for these assets.

Non-GAAP Tax Rate. The estimated non-GAAP effective tax rate adjusts the tax effect in order to quantify the tax consequences of the excluded non-GAAP items.

Descriptions of the non-GAAP financial measures included in this release and the accompanying Consolidated Statements of Comprehensive Income (Loss) are as follows:

Adjusted gross profit margin is a non-GAAP financial measure that we have calculated by excluding the revenue and cost of revenues related to SleepVirtual and Resmon PRO FOT sales and the reserves we established to recognize the impairment of our SleepVirtual and Resmon PRO FOT inventory. These adjustments are unrelated to our core performance during the fiscal 2016 and 2015 periods presented. Therefore, we believe it is useful to exclude these amounts to better understand our business performance and allow investors to compare our results with peer companies.

Adjusted net income (loss) and non-GAAP earnings (loss) per share. We define non-GAAP net income (loss) as net income (loss) less revenue and cost of revenues related to SleepVirtual and Resmon PRO FOT sales, inventory reserves established for SleepVirtual and Resmon PRO FOT inventory, non-recurring charges incurred for a legal settlement and impairment expense associated with impaired assets. In order to provide a complete picture of our recurring core business operating results, we also exclude from fiscal 2016 non-GAAP net income (loss) the tax effect of these adjustments. We used an effective tax rate that we believe would be applicable if our income approximated the non-GAAP net income (loss) for the presented periods. We caution investors that the tax effects of these adjustments are based on management’s estimates. We believe that these non-GAAP financial measures provide useful supplemental information for evaluating our financial performance.

In the fiscal 2015 third quarter, the Company recognized a one-time tax benefit of $3.1 million due to the partial reversal of the valuation allowance on deferred tax assets that were primarily related to its net operating loss carryforwards. The recognition of this tax benefit is unrelated to our core performance during the fiscal 2015 periods presented. Therefore, we believe it is useful to exclude this amount in order to better understand our business performance and allow investors to compare our results with peer companies.

Table A-1

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Comprehensive (Loss) Income

(Unaudited in thousands, except per share data)

	Three Months Ended			Three Months Ended
	October 31, 2016			October 31, 2015
		NON-GAAP	NON-GAAP		NON-GAAP	NON-GAAP
	GAAP	Adjustments	Adjusted	GAAP	Adjustments	Adjusted

Revenue
Equipment, supplies and accessories revenues	$9,684	$(65)	$9,619	$8,734	$(160)	$8,574
Service revenue	1,815	—	1,815	1,821	—	1,821
	11,499	(65)	11,434	10,555	(160)	10,395

Cost of revenues
Cost of equipment, supplies and
accessories revenues	4,816	(44)	4,772	4,469	(149)	4,320
Loss on inventory valuation	1,024	(1,024)	—	—	—	—
Cost of service revenues	522	—	522	560	—	560
	6,362	(1,068)	5,294	5,029	(149)	4,880
Gross margin	5,137	1,003	6,140	5,526	(11)	5,515
	44.7%		53.7%	52.4%		53.1%
Operating expenses:
Selling and marketing	3,023	—	3,023	2,474	—	2,474
General and administrative	1,213	—	1,213	1,412	—	1,412
Research and development	662	—	662	693	—	693
Amortization of intangibles	373	(298)	75	64	—	64
Impairment of goodwill	3,313	(3,313)	—	—	—	—
	8,584	(3,611)	4,973	4,643	—	4,643

Operating (loss) income	(3,447)	4,614	1,167	883	(11)	872
Interest expense, net	5	—	5	50	—	50
Foreign currency loss (gain)	160	—	160	(29)	—	(29)
(Loss) income before taxes	(3,612)	4,614	1,002	862	(11)	851
Provision for (benefit from) taxes	463	443	906	(150)	(4)	(154)
Net (loss) income	(4,075)	4,171	96	1,012	(7)	1,005
Other comprehensive (loss) income, net of tax
Effect of foreign currency translation adjustments	31	—	31	(27)	—	(27)

Comprehensive (loss) income	$(4,044)	$4,171	$(127)	$985	$(7)	$978
(Loss) income per share
Basic	$(0.94)		$(0.02)	$0.24		$0.24
Diluted	$(0.94)		$(0.02)	$0.24		$0.23
Weighted average common shares outstanding:
Basic	4,337		4,337	4,269		4,269
Diluted	4,337		4,362	4,285		4,285

Table A-2

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Comprehensive (Loss) Income
(Unaudited in thousands, except per share data)

	Twelve Months Ended			Twelve Months Ended
	October 31, 2016			October 31, 2015
		NON-GAAP	NON-GAAP		NON-GAAP	NON-GAAP
	GAAP	Adjustments	Adjusted	GAAP	Adjustments	Adjusted

Revenue
Equipment, supplies and accessories revenues	$33,063	$(163)	$32,900	$30,636	$(241)	$30,395
Service revenue	6,977	—	6,977	6,831	—	6,831
	40,040	(163)	39,877	37,467	(241)	37,226

Cost of revenues
Cost of equipment, supplies and
accessories revenues	16,761	(102)	16,659	16,082	(214)	15,868
Loss on inventory valuation	1,024	(1,024)	—	—	—	—
Cost of service revenues	2,080	—	2,080	2,066	—	2,066
	19,865	(1,126)	18,739	18,148	(214)	17,934
Gross margin	20,175	963	21,138	19,319	(27)	19,292
	50.4%		53.0%	51.6%		51.8%
Operating expenses:
Selling and marketing	10,514	—	10,514	8,831	—	8,831
General and administrative	5,737	(650)	5,087	5,722	—	5,722
Research and development	2,678	—	2,678	2,931	—	2,931
Amortization of intangibles	550	(298)	252	232	—	232
Impairment of goodwill	3,313	(3,313)	—	—	—	—
	22,792	(4,261)	18,531	17,716	—	17,716

Operating (loss) income	(2,617)	5,224	2,607	1,603	(27)	1,576
Interest expense, net	188	—	188	247	—	247
Foreign currency loss (gain)	46	—	46	929	—	929
(Loss) income before taxes	(2,851)	5,224	2,373	427	(27)	400
Provision for (benefit from) taxes	923	650	1,573	(3,549)	3,102	(447)
Net (loss) income	(3,774)	4,574	800	3,976	(3,129)	847
Other comprehensive (loss) income, net of tax
Effect of foreign currency translation adjustments	22	—	22	(149)	—	(149)

Comprehensive (loss) income	$(3,752)	$4,574	$822	$3,827	$(3,129)	$698
(Loss) income per share
Basic	$(0.88)		$0.19	$0.94		$0.20
Diluted	$(0.88)		$0.19	$0.94		$0.20
Weighted average common shares outstanding:
Basic	4,312		4,312	4,238		4,238
Diluted	4,312		4,319	4,247		4,247

Table A-3

MGC DIAGNOSTICS CORPORATION AND SUBSIDIARIES
Itemized Reconciliation of Net (Loss) Income and Non-GAAP Net (Loss) Income

(Unaudited in thousands, except per share data)

	Twelve Months Ended		Twelve Months Ended
	October 31,		October 31,
	2016	2015	2016	2015
Net (loss) income	$(4,075)	$1,012	$(3,774)	$3,976
Reconciling items:
Revenue from SleepVirtual inventory	—	(50)	—	(123)
Cost of revenue from SleepVirtual inventory	—	33	—	91
Loss on inventory valuation - SleepVirtual	354	—	354	—
Revenue from Resmon PRO FOT inventory	(65)	(110)	(163)	(118)
Cost of revenue from Resmon PRO FOT inventory	44	116	102	123
Loss on inventory valuation - Resmon PRO FOT	670	—	670	—
Legal SleepVirtual	—	—	650	—
Loss on impairment Medisoft intangibles	298	—	298	—
Loss on impariment Medisoft goodwill	3,313	—	3,313	—
Tax effects of reconciling items	(443)	4	(650)	9
Deferred tax asset valuatin reserve reversal	—		—	(3,111)
Non-GAAP adjusted net (loss) income	$96	$1,005	$800	$847